For Immediate Release
February 6, 2018

Southwest Gas Holdings, Inc. Announces
Senior Vice President/CFO, Roy Centrella, to Retire in April

Officer Promotions Announced

LAS VEGAS – Roy Centrella, Senior Vice President/Chief Financial Officer, has announced his retirement from Southwest Gas Holdings, Inc. (NYSE:  SWX) and its subsidiaries (“Company”) effective April 1, 2018.  Centrella will assist the Company with the transition of his responsibilities over the next two months.  Centrella began his career with Southwest Gas Corporation (“Southwest”) in 1983, has been Southwest’s Chief Financial Officer since August 2010, and became the Company’s Chief Financial Officer in connection with our holding company reorganization in January 2017.

The Company announced the following promotions effective April 1, 2018, related to Centrella’s planned retirement.  Gregory Peterson will assume the duties of the Company’s principal financial officer and be promoted to Senior Vice President/Chief Financial Officer of both the Company and Southwest.  Peterson began his career with Southwest in 1993, has been Southwest’s Vice President/Controller and Chief Accounting Officer since August 2010, and became the Company’s Vice President/Controller and Chief Accounting Officer in January 2017.  He holds a bachelor of science degree in accounting from the University of Nevada, Las Vegas and is a certified public accountant.

Lori Colvin will replace Peterson and hold the title of Vice President/Controller and Chief Accounting Officer for both the Company and Southwest.  Colvin began her career with Southwest in 1999, became Director/Accounting of Southwest in September 2010, and is presently Assistant Controller of Southwest, a position she has held since November 2017.  She holds a bachelor of science degree in accounting from the University of Nevada, Las Vegas and is a certified public accountant.

Southwest Gas Holdings has two business segments:

Southwest Gas Corporation provides safe and reliable natural gas service to over two million customers in
Arizona, Nevada, and California.

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Centuri Construction Group, Inc. is a comprehensive construction services enterprise dedicated to meeting the growing demands of North American utilities, energy and industrial markets.  Centuri derives revenue from installation, replacement, repair and maintenance of energy distribution systems, and developing industrial construction solutions.

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For Shareholders information, contact:	For media information, contact:
Ken Kenny	Sonya Headen
(702) 876-7237	(702) 364-3411
ken.kenny@swgas.com	sonya.headen@swgas.com